As filed with the Securities and Exchange Commission on January 8, 2026

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FLORA GROWTH CORP.

(Exact Name of Registrant as Specified in Its Charter)

Province of Ontario	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3230 W. Commercial Boulevard, Suite 180

Fort Lauderdale, Florida 33309

Tel: (954) 842-4989

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Dany Vaiman

Chief Financial Officer

3230 W. Commercial Boulevard, Suite 180

Fort Lauderdale, Florida 33309

Tel: (954) 842-4989

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:

Richard Raymer

Nicholas Arruda

Dorsey & Whitney LLP
Toronto-Dominion Centre

66 Wellington St. W, Suite 3400

Toronto, ON M5K 1E6, Canada

(416) 367-7388

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement is declared effective.

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 8, 2026

PROSPECTUS

966,497 Common Shares

Flora Growth Corp.

This prospectus relates to 966,497 common shares, no par value (the "Shares") of Flora Growth Corp. (the "Company"), an Ontario, Canada corporation, that may be sold from time to time by the Selling Securityholders (as defined below). The Shares were issued, or are issuable, to the Selling Securityholders set forth in this prospectus (see section titled "Private Placement of Securities".

We will not receive any proceeds from the sale of the Shares under this prospectus.

Information regarding the Selling Securityholders, the amounts of Shares that may be sold by them and the times and manner in which the Selling Securityholders may offer and sell the Shares under this prospectus is provided under the sections titled "Selling Securityholder" and "Plan of Distribution," respectively, in this prospectus. We have not been informed by the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and their respective intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our common shares are traded on the Nasdaq Capital Market ("Nasdaq") under the symbol "FLGC." On January 2, 2026, the last reported per share sale price of our common shares on Nasdaq was $6.85.

Investing in our securities involves risks. See "Risk Factors" beginning on page 17 for information you should consider before investing in our securities. See also "Risk Factors" in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2026

_______________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the "SEC"). You should read this prospectus, including the documents incorporated by reference herein, and the related registration statement carefully. This prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, including the documents incorporated by reference herein, and any applicable prospectus supplement is accurate only as of the date on the front of the respective document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

References in this prospectus to the "Registrant," the "Company," "Flora," "we," "us" and "our" refer to Flora Growth Corp., a company incorporated in the Province of Ontario, and its consolidated subsidiaries, unless the context requires otherwise.

Enforceability of Civil Liabilities

We are a corporation organized under the laws of the Province of Ontario. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

Market, Industry and Other Data

This prospectus and the documents incorporated by reference into this prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled "Risk Factors" of this prospectus and the documents incorporated by reference. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section titled "Cautionary Statement Regarding Forward-Looking Statements".

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference in this prospectus, before deciding to buy common shares.

Overview

Flora, which will be rebranded as ZeroStack, is investing in the future of AI infrastructure through strategic ownership in $0G, the native token of the 0G Chain, a layer-1 blockchain designed to enable users to deploy and operate decentralized artificial intelligence ("AI") applications and data ("Tokens" or "0G Tokens", each a "0G Token" or "0G"), which participate in an open and decentralized AI network.

We also operate as a global pharmaceutical distributor through our wholly owned subsidiary Phatebo. Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical products to treat a variety of health indications, including drugs related to cancer therapies, attention-deficit/hyperactivity disorder ("ADHD"), multiple sclerosis and anti-depressants, among others. Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. On September 20, 2025, we entered into an agreement for the disposition of certain components of our existing hemp and cannabis business, as described below under the header "Agreement to Sell Legacy Hemp and Cannabis Business."

On August 4, 2025, the Company effected a 1-for-39 share consolidation of the Company's issued and outstanding common shares, by filing Articles of Amendment to the Company's amended and restated Articles of Incorporation with the Ontario Ministry of Public and Business Service Delivery and Procurement. The Company common shares began trading on a post-share consolidation basis as of the opening of the Nasdaq on August 4, 2025. Unless otherwise indicated, all other share and per share prices in this prospectus have been adjusted to reflect the share consolidation or reverse stock split.

Cryptocurrency Treasury Strategy

In early 2025 following a due diligence process, we began implementing an expansion strategy focused on identifying and pursuing complementary growth opportunities within the global digital asset market.

Private Placement

On May 2, 2025, we entered into a securities purchase agreement (the "May 2025 Securities Purchase Agreement") with certain investors (the "May 2025 Investors") in connection with the issuance and sale by us to the May 2025 Investors via a private placement (the "May 2025 Private Placement") of an aggregate of 80,340 common shares at a purchase price of $11.70 per share and 18,642 pre-funded warrants at a purchase price of $11.6961 per warrant (the "Pre-funded Warrants") each to purchase one common share (each, a "Pre-funded Warrant Share") which was immediately exercisable and expire when exercised in full, at an exercise price of $0.0039 per share. We filed a registration statement on Form S-3 on May 14, 2025, registering the resale of the common shares issued in the May 2025 Private Placement, including common shares underlying Pre-funded Warrants.

The net proceeds from the sale of the common shares and Pre-funded Warrants were approximately $1,100,000 after deducting estimated expenses relating to the May 2025 Private Placement. We used $0.4 million of the net proceeds from the May 2025 Private Placement to purchase Solana, $0.4 million of the net proceeds from the May 2025 Private Placement to purchase Ethereum, $0.1 million of the net proceeds from the May 2025 Private Placement to purchase Sui, $0.1 million of the net proceeds from the May 2025 Private Placement to purchase Ripple, and the balance of the net proceeds from the May 2025 Private Placement for general corporate and working capital purposes and to pay any fees and expenses in connection with the issuance of the common shares and the Pre-funded Warrants. The May 2025 Securities Purchase Agreement includes customary representations, warranties and covenants by us and the May 2025 Investors. Additionally, we have agreed to provide the May 2025 Investors with customary indemnification under the May 2025 Securities Purchase Agreement against certain liabilities, including liabilities under the Securities Act.

Cash Private Placement

On September 19, 2025, we entered into a securities purchase agreement (the "Cash Securities Purchase Agreement") with certain investors (the "Cash Investors") in connection with the issuance and sale by us to the Cash Investors via a private placement (the "Cash Private Placement") of an aggregate of 116,340 common shares at a purchase price of $25.19 per share (the "Cash Common Shares") and 419,975 pre-funded warrants at a purchase price of $25.1899 per warrant (the "Cash Pre-funded Warrants") each to purchase one common share (each, a "Cash Pre-funded Warrant Share") which shall expire when exercised in full, at an exercise price of $0.0001 per share. Each common share and Cash Pre-funded Warrant issued in the Cash Private Placement was bundled with 0.2 of a common share purchase warrant (each full warrant, a "Cash Common Warrant"). Each Cash Common Warrant shall be exercisable for one common share for 1,825 calendar days after shareholder approval at an exercise price of $25.19 (each, a "Cash Warrant Share").

On September 26, 2025, an aggregate of 116,340 common shares, 412,037 Cash Pre-funded Warrants and 105,666 Cash Common Warrants were issued.

On October 9, 2025, the final 7,938 Cash Pre-funded Warrants and 1,586 Cash Common Warrants that were part of the Cash Private Placement were issued for total proceeds of $0.2 million.

On October 9, 2025, in connection with the second closing of the Cash Private Placement, we issued the remaining 5,954,743 Cash Pre-funded Warrants to Daniel Reis-Faria, our Chief Executive Officer, in exchange for 50,000,000 0G Tokens.

We have agreed to file a re-sale registration statement on Form S-3 registering the resale of the Cash Common Shares, Cash Pre-funded Warrant Shares and Cash Warrant Shares no later than the six-month anniversary of shareholder approval of the issuance of the Cash Pre-funded Warrant Shares and Cash Warrant Shares at a special or annual meeting of our shareholders (the "Shareholder Meeting").

The net proceeds from the sale of the Cash Common Shares and Cash Pre-funded Warrants were approximately $13,660,000 after deducting estimated expenses relating to the Cash Private Placement. We intend to use the net proceeds of the sale of the Cash Common Shares and Cash Pre-funded Warrants to further our new digital asset treasury strategy linked to 0G, and to explore and expand the use of the native AI functionality of the 0G Token to enhance our business and the balance of the net proceeds will be used for general corporate and working capital purposes.

Token Private Placement

On September 19, 2025, we entered into a securities purchase agreement (the "Token Securities Purchase Agreement") with certain investors (the "Token Investors") in connection with the issuance and sale by us to the Token Investors via a private placement (the "Token Private Placement") of an aggregate of 8,546,955 pre-funded warrants at a purchase price of $25.1899 per warrant (the "Token Pre-funded Warrants" and together with the Cash Pre-funded Warrants and the Cash Common Warrants, the "Warrants") each to purchase one common share (each, a "Token Pre-funded Warrant Share" and together with the Cash Pre-funded Warrant Shares and the Cash Warrant Shares, the "Warrant Shares") which shall be exercisable upon shareholder approval and expire when exercised in full, at an exercise price of $0.0001 per share. The purchase price of each Token Pre-funded Warrant shall be paid in the form of Tokens, with each token having a deemed value of $3.00 in accordance with the valuation mutually agreed upon by us and the Token Investors. The initial closing of the Token Private Placement occurred on September 26, 2025.

We have agreed to file a re-sale registration statement on Form S-3 registering the resale of the Token Pre-funded Warrant Shares no later than the six-month anniversary of the date of shareholder approval at the Shareholder Meeting.

In connection with the Token Private Placement, we received 71,766,135 Tokens. Such Tokens, when converted into cash, have a deemed value of approximately $215,298,405, based upon the agreed upon value of $3 per Token. We intend to use the Tokens received as consideration for the sale of the Token Pre-funded Warrants to further our new digital asset treasury strategy linked to the Tokens, and to explore and expand the use of the native AI functionality of the Token to enhance our business and the balance of the net proceeds will be used for general corporate and working capital purposes.

Note Private Placement

On September 19, 2025, we entered into a securities purchase agreement (the "Note Securities Purchase Agreement") with DeFi Development Corp, a Delaware corporation (the "Note Investor") in connection with the issuance by us to the Note Investor via a private placement (the "Note Private Placement" and together with the Cash Private Placement and Token Private Placement, the "Private Placements") of an unsecured convertible note in an aggregate original principal amount of 95,333.3333333333 Solana (the "Note").

The Note accrues interest payable in Solana at a rate of eight percent (8.0%) per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning September 30, 2025 (each such date, an "Interest Payment Date"). At our option, with respect to any Interest Payment Date through and including September 30, 2026, accrued interest for the applicable period can be payable in-kind by capitalizing and adding such accrued interest to the outstanding Solana principal amount. Upon shareholder approval at the Shareholder Meeting, the Note and accrued and unpaid interest are convertible into common shares (the "Note Shares") at a conversion ratio of the U.S. Dollar Value (as defined in the Note) of Solana divided by $33.34. The Note matures in five years from issuance, but the holder can demand full prepayment during two 60-day windows after the 1st and 2nd anniversaries of issuance. The Solana is locked under the Note and will unlock equally each month in November 2025 through January 2028. Once unlocked, it can be sold on a Solana exchange.

On October 24, 2025, in connection with the Note Private Placement, we received 95,333.3333 Solana. We intend to use the Solana from the issuance of the Note to further our new digital asset treasury strategy.

On December 29, 2025, we entered into a note settlement agreement (the "Note Settlement Agreement") with the Note Investor pursuant to which the Note was settled. The Note Settlement Agreement provides that upon payment by the us to the Note Investor on or before January 6, 2026 of: (i) 96,161.907647528 Solana, (ii) $1,750,000 in cash and (iii) 111,550 common shares of the Company, no par value, with a value of $6.90 per share, then the Company shall be deemed to have paid the entire Principal (as defined in the Note) and Interest (as defined in the Note) of the Note in full, the Company shall have no further obligations under the Note and the Note shall be deemed to be satisfied.

Zero Gravity Private Placement

On September 19, 2025, we entered into a loan agreement (the "Loan Agreement") between us and Zero Gravity Labs Inc. (the "Zero Gravity"), pursuant to which we agreed to borrow Tokens from Zero Gravity and agreed to issue to Zero Gravity 1,786,423 common share purchase warrants (the "Loan Agreement Warrants") each to purchase one Common Share at an exercise price of $0.01 per share.

On September 22, 2025, we entered into a securities purchase agreement (the "Zero Gravity Securities Purchase Agreement" and together with the Cash Private Placement, the "Cryptocurrency Offering") with Zero Gravity for the issuance of a convertible note (the "Zero Gravity Convertible Note") that will replace the Loan Agreement and Loan Agreement Warrants, subject to closing as described below).

Pursuant to the Zero Gravity Convertible Note, in connection with the issuance by us to Zero Gravity via a private placement (the “Zero Gravity Private Placement” and together with the Cash Private Placement, Token Private Placement and Note Private Placement the “Private Placements”) of an unsecured convertible note in an aggregate original principal amount of 50,000,000 Tokens. Closing of the Zero Gravity Private Placement occurred on October 23, 2025.

The Zero Gravity Convertible Note accrues interest payable in Tokens at a rate of eight percent (8.0%) per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning September 30, 2025 (each such date, an "Interest Payment Date"). At our option, with respect to any Interest Payment Date through and including September 30, 2026, accrued interest for the applicable period can be payable in-kind by capitalizing and adding such accrued interest to the outstanding Token principal amount. Upon shareholder approval at the Shareholder Meeting, the Zero Gravity Convertible Note and accrued and unpaid interest are convertible into common shares (the "Zero Gravity Note Shares") at a conversion ratio of the U.S. Dollar Value (as defined in the Zero Gravity Convertible Note) of Tokens divided by $33.34, subject to updates in accordance with the terms of the Zero Gravity Convertible Note.

On October 23, 2025, in connection with the Zero Gravity Private Placement, we received 50,000,000 Tokens. We intend to use the Tokens from the issuance of the Zero Gravity Convertible Note to further our new digital asset treasury strategy.

We intend to use the net proceeds from the Cryptocurrency Offering to further our new digital asset treasury strategy linked to 0G Tokens, and to explore and expand the use of the native AI functionality of the 0G Token to enhance our business and the balance of the net proceeds will be used for general corporate and working capital purposes.

In connection with the Cryptocurrency Offering, on October 1, 2025, Mr. Clifford Starke resigned as a director and our Chief Executive Officer (but remained a consultant to the Company) and Mr. Sammy Dorf resigned as Executive Chairman.  On October 1, 2025, the Board of Directors (the “Board”) appointed Mr. Daniel Reis-Faria and Michael Heinrich as non-independent directors of the Board, and in connection with their appointments to the Board, Mr. Reis-Faria, was also appointed as our Chief Executive Officer and Mr. Heinrich was also appointed as Executive Chairman effective October 1, 2025.

Agreement to Sell Legacy Hemp and Cannabis Business

On September 20, 2025, we entered into an Equity Transfer and Debt Repayment Agreement (the "Equity Transfer and Debt Repayment Agreement") by and among the Company, Flora Growth US Holdings Corp., a Delaware Company and wholly-owned subsidiary of the Company ("US Holdings," and together with the Company, "Transferor"), Flora Growth US Holdings LLC, a Florida limited liability company ("Lender"), and each of the noteholders of Company set forth on the signatures pages of the Equity Transfer and Debt Repayment Agreement under the heading "Noteholders" (each, a "Noteholder," and collectively, the "Noteholders").

Under the terms of the Equity Transfer and Debt Repayment Agreement, the Transferor has agreed to transfer to Lender, and Lender has agreed to accept from the Transferor as satisfaction in full of its balance receivable under the promissory notes issued by us to such Noteholders on January 30, 2025 (the "Notes"), 100% of the issued and outstanding equity interests of the following direct and indirect wholly-owned subsidiaries, which collectively comprise our legacy hemp and cannabis business: (i) Australian Vaporizers Pty LTD, an Australian limited company; (ii) Vessel Brand Canada Inc., a Canadian corporation; (iii) Klokken Aarhus Inc., a Canadian corporation; (iv) Rangers Pharmaceuticals A/S, a Danish stock-based corporation; (v) TruHC Pharma GmbH, a German limited company; (vi) Vessel Brand Inc., a Delaware corporation; (vii) High Roller Private Label LLC, a Florida limited liability company; (viii) Just Brands LLC; a Florida limited liability company; (ix) Just Brands FL LLC, a Florida limited liability company; (x) Just Brands International LTD, a United Kingdom limited company; and (xi) United Beverage Distribution Inc., a South Dakota corporation (collectively, the "Transferred Interests").

Under the terms of the Equity Transfer and Debt Repayment Agreement, prior to the transfer of the Transferred Interests, the Noteholders have agreed to contribute the Notes to Lender in exchange for membership interests in Lender, with such membership interests to be issued to the Noteholders pro rata in accordance with their respective share of the outstanding balance under the Notes.

The closing of the transfer of the Transferred Interests, and the contemporaneous repayment of the outstanding balance of the Notes, occurred on September 26, 2025.

Business Strategy

Our business strategy is built on two core pillars: Digital Assets and Commercial & Wholesale.

Digital Assets

As described above, in early 2025 following a due diligence process, we began implementing an expansion strategy focused on identifying and pursuing complementary growth opportunities within the global digital asset market.

Overview

The treasury segment executes and manages the Company's treasury policy with the purpose of purchasing, holding and compounding our digital asset holdings through revenue-accretive staking activities.

The objective for our digital asset treasury strategy in the near-term is to accumulate 0G for the purpose of increasing our treasury holdings and increasing shareholder value. We intend to hold 0G for the long-term and expect to continue to accumulate 0G. As of September 30, 2025, our digital asset holdings consisted of 0G and Bitcoin.

Our Treasury Strategy

We have adopted a treasury strategy under which the principal holding in our treasury reserve on the balance sheet will be allocated to cryptocurrency, and specifically a long-term strategy of holding 0G and/or other blockchain-linked cryptocurrencies. Additionally, we intend to monitor ongoing developments in the regulatory environment around cryptocurrencies, including pending federal legislation, and may modify or expand our treasury strategy to the extent we determine compliant with federal rules and regulations and not giving rise to a requirement that the Company register as an investment company under the Investment Company Act. Although we believe that 0G and the blockchain-linked cryptocurrencies in which we have invested or may invest are based on proven blockchain technology and supported by established infrastructure pertaining to custody and transacting in such cryptocurrencies, our cryptocurrency treasury strategy will be subject to the risks described in Part II, Item 1A of our Form 10-Q for the quarterly period ended September 30, 2025 titled "Risk Factors" under the heading "Risks Related to Investing in Cryptocurrency".

Our Decision to Adopt a Cryptocurrency Strategy

Our Board and senior management have been examining potential uses of cash, including acquisitions of cryptocurrency. After studying various alternatives, we decided that investing in cryptocurrency is currently a better business strategy. Cryptocurrency, which are digital assets that are issued by and transmitted through an open source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes, will be our principal treasury holding on an ongoing basis, subject to market conditions and our anticipated cash needs. Specifically, we expect that a significant amount of the holdings in our treasury reserve will consist of 0G and/or other cryptocurrencies that are intrinsically linked to a blockchain system, and the value of which is derived from or is reasonably expected to be derived from the use of the blockchain system. As we embark on our new acquisition strategy, our Board intends to proactively evaluate our use of cash, ensuring we maintain adequate working capital.

Other than acquiring cryptocurrency with our liquid assets that exceed working capital requirements, our cryptocurrency treasury strategy may also involve issuing debt or equity securities or engaging in other capital raising transactions with the objective of using a significant portion of the proceeds to purchase cryptocurrency from time to time, subject to market conditions. We view cryptocurrency potentially as a core holding and expect to accumulate cryptocurrency following this offering. We have not set any specific target for the amount of cryptocurrency we seek to hold, although under the treasury strategy we intend to adopt we will maintain a significant amount of our holdings in 0G and/or other blockchain-linked cryptocurrencies. We will continue to monitor market conditions in determining whether to engage in financings to purchase additional cryptocurrency. This overall strategy also contemplates that we may (i) periodically sell cryptocurrency for general corporate purposes, including to generate cash for treasury management (which may include debt repayment or the repurchase of our securities, if appropriate at such time), for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our cryptocurrency holdings, and (iii) pursue strategies to create income streams or otherwise generate funds using our cryptocurrency holdings. While we intend to refine and formally adopt a treasury strategy as soon as practicable, at this time, we do not have a specific policy governing the percentage of our treasury holdings that will be any particular cryptocurrency.

Digital Asset Treasury Policy

We intend to establish a digital assets treasury policy (the "Digital Assets Policy") which will assist in developing and managing our cryptocurrency treasury strategy. The Digital Assets Policy be approved by the Board and reviewed on a quarterly basis.

Custody

Our cryptocurrency will be held offline in cold storage with one or more third-party qualified custodians. Digital assets like cryptocurrency depend on private keys to retrieve and transfer funds.

We plan to hold our cryptocurrency in custody accounts at either a U.S.-based, institutional-grade custodian that has demonstrated a record of regulatory compliance and information security or offshore third party managed custody accounts, which the Company will control. As we further execute on our strategy, we may expand our holdings to multiple similar custodians. However, as of the date of this prospectus, we have entered into custodian agreements with BitGo, Inc. and Kraken (legally named Payward, Inc.). In the event that we are not able to maintain such a custodial arrangement prior to or shortly following the consummation of the offering, the development and implementation of our treasury strategy would be interrupted, which could cause a material adverse effect on our business, prospects, and market price of our common shares. If we are not able to maintain our custodial agreements prior to or shortly following the consummation of the offering, we will maintain the net proceeds from this offering that we intend to use to purchase cryptocurrency as cash deposits or cash management instruments, such as U.S. government securities or money market mutual funds until such time that we enter into a custodial arrangement for our cryptocurrency holdings.

Competition

Our digital asset treasury strategy segment operates in a highly competitive and ever-changing cryptoeconomy and faces significant competition, ranging from larger digital asset treasury companies, digital asset trading platforms, and validator peers. The cryptoeconomy is continuously expanding, and we expect to face competition from new entrants in the future as the adoption of digital assets continues to grow.

Commercial and Wholesale

Our Commercial and Wholesale pillar encompasses the distribution of pharmaceutical products to international markets. This pillar is anchored by Flora's wholly owned subsidiary, Phatebo, a multi-national operator in pharmaceutical distribution, with principal operations in Germany.

Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others.

Sales, Marketing, and Distribution

Within Phatebo, our products are primarily focused on sales to wholesale partners and are concentrated in Europe.

Regulatory

Flora has obtained the licenses to operate on a global scale including required governmental approvals, licenses and permits. A summary of such governmental approvals, licenses and permits are set forth below under the heading "Business Strategy - Regulatory."

Human Capital Resources

As of January 2, 2026, we had a total of 21 employees, all of whom were full-time. A total of 6 of our employees and consultants were based in North America, in the United States and Canada and 15 of our employees and consultants were based internationally in Germany.

To our knowledge, none of our employees are represented by a labor organization or are a party to any collective bargaining arrangement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Corporate Information

We were originally incorporated on March 13, 2019, under the laws of the Province of Ontario. We are an early-stage company with our registered office located at 40 King St W Suite 2400, Toronto, ON M5H 3S1. Our principal place of business in the United States is located at 3230 W. Commercial Boulevard, Suite 180, Fort Lauderdale, Florida, United States 33309 and our phone number is (954) 842-4989. Our website address is www.floragrowth.com. The information contained on, or that can be accessed through, our website does not constitute a part of this registration statement and is not incorporated by reference herein.

Recent Developments

The ELOC Agreement with White Lion

On November 28, 2025, we entered into a share purchase agreement (the "ELOC Agreement") with White Lion Capital LLC ("White Lion") pursuant to which White Lion has agreed to purchase from us up to an aggregate of $25 million of common shares from time to time over the term of the ELOC Agreement, which amount may be increased to up to an aggregate of $50 million of common shares upon mutual agreement by the parties and subject to the satisfaction of certain conditions (the "Total Commitment"). Also, on November 28, 2025, we entered into a registration rights agreement with White Lion (the "Registration Rights Agreement"). Pursuant to our obligations under the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register the resale under the Securities Act, of the common shares that may be issued to White Lion pursuant to the Total Commitment under the ELOC Agreement.

At The Market Sales Agreement with Revere Securities LLC

On September 29, 2025, we filed a prospectus supplement (the "ATM Prospectus Supplement") to its effective U.S. registration statement on Form S-3 (File No. 333-274204) in connection with its "at the market" ("ATM") Sales Agreement with Revere Securities LLC, dated September 23, 2025. Pursuant to the ATM Prospectus Supplement, we may, at our discretion from time to time, sell up to an additional $3,450,000 of common shares under its "at the market" program.

By filing the ATM Prospectus Supplement, the offering of common shares under the prospectus supplement dated September 23, 2025 (the "Previous Prospectus Supplement") was terminated. We sold common shares with an aggregate value of $129,482 under the Previous Prospectus Supplement.

In October 2025, we issued a total of 19,585 common shares at a purchase price of $17.02 per Share for gross proceeds of $0.3 million as part of the ATM offering.

Second Closing of the Cash Private Placement

On October 9, 2025, the final 7,938 Cash Pre-funded Warrants and 1,586 Cash Common Warrants that were part of the Cash Private Placement were issued for total proceeds of $0.2 million.

On October 9, 2025, in connection with the second closing of the Cash Private Placement, we issued the remaining 5,954,743 Cash Pre-funded Warrants to Daniel Reis-Faria, our Chief Executive Officer, in exchange for 50,000,000 0G Tokens.

Other

On October 15, 2025, all Pre-funded Warrants from the May 2025 Private Placement were exercised.

Zero Gravity Private Placement

On October 23, 2025, we issued the Zero Gravity Convertible Note in exchange for its principal amount of 50,000,000 0G Tokens. Interest on the Zero Gravity Convertible Note accrues at an annual rate of 8%, paid quarterly, with payment-in-kind interest allowed until September 30, 2026. The Zero Gravity Convertible Note is denominated in 0G Tokens, but the holder can demand repayment of principal and interest in USD at a fixed conversion rate of $3.00. After shareholder approval, the holder may convert principal and interest into common shares at a fixed price. The Zero Gravity Convertible Note matures in September 2035. Upon issuance of the Zero Gravity Convertible Note, the Loan Agreement and Loan Warrants were cancelled.

Our Executive Chairman of the Board, Michael Heinrich, is the Chief Executive Officer of Zero Gravity.

Note Private Placement

On October 24, 2025, in connection with the third and final closing of the Cash Private Placement, we issued the Note in exchange for its principal amount of 95,333.3333333333 Solana. Interest on the Note accrues at an annual rate of 8%, paid quarterly, with payment-in-kind interest allowed until September 30, 2026. The Note is denominated in Solana, but the holder can demand repayment of principal and interest in USD at a fixed conversion rate of $240. After shareholder approval, the holder may convert principal and interest into common shares at a fixed conversion price of $33.34 per share (other than for adjustments for stock dividends and splits, and other fundamental transactions as further described in section 5 of the Note). The Note matures in five years from issuance, but the holder can demand full prepayment during two 60-day windows after the 1st and 2nd anniversaries of issuance. The Solana is locked under the Note and will unlock equally each month in November 2025 through January 2028. Once unlocked, it can be sold on a Solana exchange.

On December 29, 2025, we entered into the Note Settlement Agreement with the Note Investor pursuant to which the Note was settled. The Note Settlement Agreement provides that upon payment by the us to the Note Investor on or before January 6, 2026 of: (i) 96,161.907647528 Solana, (ii) $1,750,000 in cash and (iii) 111,550 common shares of the Company, no par value, with a value of $6.90 per share, then the Company shall be deemed to have paid the entire Principal (as defined in the Note) and Interest (as defined in the Note) of the Note in full, the Company shall have no further obligations under the Note and the Note shall be deemed to be satisfied.

Special Meeting of Shareholders

On December 19, 2025, we held our Special Meeting of Shareholders. At the Special Meeting, all proposals submitted to shareholders for a vote were approved. See our Form 8-K filed on December 22, 2025 and the section of this prospectus entitled "Incorporation of Certain Documents by Reference."

Separation Agreement with Clifford Starke

On December 19, 2025, we entered into a Separation Agreement and General Release of Claims with Clifford Starke, the former Chief Executive Officer of the Company and consultant, pursuant to which the parties agree that Mr. Starke's employment was terminated effective December 19, 2025 and that the parties settled all claims Mr. Starke has or might have against the Company.

Appointment of Larry Zeifman to the Board

On January 6, 2026, the Board unanimously approved by written consent the appointment of Mr. Larry Zeifman as a director of the Company, as a member of the audit committee of the Board (the "Audit Committee"), as a member of the compensation committee of the Board, as a member of the nominating and corporate governance committee of the Board and as Chair of the Audit Committee.

Information Regarding our Capitalization

As of January 2, 2026, we had 1,045,604 common shares issued and outstanding. Additional information regarding the terms, rights and provisions applicable to our common shares are described in our Registration Statement on Form 8-A filed with the SEC on May 10, 2021 and Exhibit 2.1 to the our Form 20-F for the year ended December 31, 2021. See the section of this prospectus entitled "Incorporation of Certain Documents by Reference."

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase our common shares.

Implications of Being an Emerging Growth Company

We are an "emerging growth company" as defined in the U.S. federal securities laws. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common shares pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common shares pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;
  not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;
  reduced disclosure obligations regarding executive compensation; and
  not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

Implications of Being a Smaller Reporting Company

We are also a "smaller reporting company" as defined in Item 10(f)(1) of Regulation S-K, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

Risk Factors

Our operations and financial results are subject to various risk and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under "Risk Factors" beginning on page 17 of this prospectus, as well as the other information included elsewhere in this prospectus, and the risk factors described under  Part I, Item 1A, "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 24, 2025 and under Part II, Item 1A, "Risk Factors" included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 11, 2025, as well as described from time to time in our other filings with the SEC that are incorporated by reference in this prospectus. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

THE OFFERING

Issuer	Flora Growth Corp.

Common Shares Offered by the Selling Securityholders	Up to 966,497 common shares.

Symbol and Listing	Our common shares are traded on Nasdaq under the symbol "FLGC"

Terms of this Offering	The Selling Securityholders may sell the common shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus. Such common shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. See "Plan of Distribution."

Use of Proceeds	We will not receive any proceeds from the sale of the common shares by the Selling Securityholders. All proceeds from the sale of the common shares covered by this prospectus will go to the Selling Securityholders.

Registration Rights	We have filed a Form S-3 Registration Statement, of which this prospectus forms a part, to satisfy registration rights we granted to the Selling Securityholders.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully read and consider the information in the section titled "Risk Factors", and all other information contained in this prospectus, including the documents incorporated by reference herein, before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from Part I, Item 1A, "Risk Factors" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 24, 2025 (the "2024 Annual Report") and from Part II, Item 1A, "Risk Factors" included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 11, 2025, as well as  any updates to those risk factors contained in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated herein by reference. These risks could materially affect our business, results of operations and financial condition and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Our executive officers and directors hold or may have served certain management positions and directorships of other companies, including related parties, which may result in potential conflicts of interest and divert their time and attention from our business. This could have a negative impact on our ability to implement our plan of operation.

Our executive officers and directors currently serve, have previously held or may, from time to time, serve in positions as officers or directors of other companies, for which they may be entitled to substantial compensation, which may result in a conflict of interest in allocating their time between our operations and their other businesses. For example, Michael Heinrich, our Executive Chairman and a member of our Board, is the Chief Executive Officer of 0G Labs. The 0G Token which we own is the native cryptocurrency of 0G Labs. Further, Daniel Reis-Faria, our Chief Executive Officer and member of our Board, originated and facilitated the investment transaction between Janover and DeFi Development Corporation that led to the creation of the first Solana Treasury Vehicle in the United States. Mr. Reis-Faria is a shareholder of DeFi Development Corporation and in September 19, 2025, we entered into a securities purchase agreement with DeFi Development Corporation in connection with the issuance by us to DeFi Development Corporation via a private placement of an unsecured convertible note in an aggregate original principal amount of 95,333.3333333333 Solana.

The existing external commitments and any future commitments of our executive officers and directors to other companies may potentially divert their significant time and attention away from the strategic and operational needs of our company. Their divided focus could lead to delays in decision-making, hinder effective communication within our Company, give rise to potential conflicts of interest, and introduce a divergence in priorities, consequently impacting the overall efficacy of leadership. Additionally, the potential for conflicting interests arising from commitments to multiple entities may pose challenges in aligning the officer's priorities with the long-term goals and interests of our company, thereby introducing an element of uncertainty and potential disruption to our operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward- looking statements by terms such as "may", "will", "should", "believe", "expect", "could", "intend", "plan", "anticipate", "estimate", "continue", "predict", "project", "potential", "target," "goal" or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus and the documents incorporated by reference herein, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus and the documents incorporated by reference herein. Risks and uncertainties, the occurrence of which could adversely affect our business, include, but are not limited to, the following:

  our limited operating history and net losses;
  fluctuations in the market price of 0G Tokens or any other digital assets we might hold;
  the possibility that any one of the 0G Tokens, Solana, and any other assets we might hold (collectively, the "Cryptocurrencies") may be classified as a "security";
  our ability to continue as a going concern absent access to sources of liquidity;
  damage to our reputation as a result of negative publicity;
  exposure to product liability claims, actions and litigation;
  risks associated with product recalls;
  continuing research and development efforts to respond to technological and regulatory changes;
  our ability to successfully integrate businesses that we acquire;
  our ability to achieve economies of scale;
  our ability to fund overhead expenses, including costs associated with being a publicly-listed company;
  maintenance of effective quality control systems;
  changes to energy prices and supply;
  risks associated with expansion into new jurisdictions;
  regulatory compliance risks;
  potential delisting resulting in reduced liquidity of our common shares; and
  the other risks described under Part I, Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 24, 2025 and under Part II, Item 1A, “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025 filed with the SEC on November 11, 2025, as well as described from time to time in our other filings with the SEC.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus or the documents incorporated by reference herein. The forward-looking statements contained in this prospectus and the documents incorporated by reference herein are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus and the documents incorporated by reference herein, they may not be predictive of results or developments in future periods.

PRIVATE PLACEMENT OF SECURITIES

Cash Private Placement

On September 19, 2025, the Company entered into the Cash Securities Purchase Agreement with certain of the Selling Securityholders in connection with the issuance and sale by the Company to certain of the Selling Securityholders via the Cash Private Placement of an aggregate of 116,340 Cash Common Shares at a purchase price of $25.19 per share, 412,037 Cash Pre-funded Warrants at a purchase price of $25.1899 per warrant, each exercisable to purchase one Cash Pre-funded Warrant Share upon the shareholder approval and expire when exercised in full, at an exercise price of $0.0001 per share, and 105,666 Cash Common Warrant, each exercisable upon shareholder approval to purchase one Cash Warrant Share at an exercise price of $25.19 per Cash Warrant Share. Certain Selling Securityholders contributed Cryptocurrencies.

The Company has agreed to file a re-sale registration statement on Form S-3 registering the Cash Common Shares, Cash Pre-funded Warrant Shares and Cash Warrant Shares no later than the six-month anniversary of Shareholder Approval of the issuance of the Cash Pre-funded Warrant Shares and Cash Warrant Shares at a special or annual meeting of shareholders of the Company.

The net proceeds from the sale of the Cash Common Shares and Cash Pre-funded Warrants were approximately $13,660,000 after deducting estimated expenses relating to the Cash Private Placement. The Company intends to use the net proceeds of the sale of the Cash Common Shares and Cash Pre-funded Warrants to further the Company's new digital asset treasury strategy linked to 0G Tokens and to explore and expand the use of the native AI functionality of the 0G Token to enhance the business of the Company and the balance of the net proceeds will be used for general corporate and working capital purposes.

The Cash Securities Purchase Agreement includes customary representations, warranties and covenants by the Company and the Selling Securityholders. Additionally, the Company has agreed to provide the Selling Securityholders with customary indemnification under the Cash Securities Purchase Agreement against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay the reasonable fees and expenses of counsel for certain Selling Securityholders, in an amount not to exceed $150,000.

The Cash Securities Purchase Agreement is more fully detailed in the Company's Current Report on Form 8-K filed with the SEC on September 23, 2025. See the section of this prospectus entitled "Incorporation of Certain Documents by Reference."

This prospectus registers the Cash Common Shares, Cash Pre-funded Warrant Shares and Cash Warrant Shares in connection with the Cash Private Placement. Certain of the Selling Securityholders that participated in the Cash Private Placement also participated in the Token Private Placement and this prospectus registers the Shares underlying the Token Pre-funded Warrants issued to such Selling Securityholders pursuant to their respective Token Securities Purchase Agreements.

Settlement of Convertible Note

On December 29, 2025, the Company entered into the Note Settlement Agreement with the Note Investor pursuant to which the Note issued to the Note Investor pursuant to the Note Securities Purchase Agreement was settled.

The Note Settlement Agreement provides that upon payment by the Company to the Note Investor on or before January 6, 2026 of: (i) 96,161.907647528 Solana, (ii) $1,750,000 in cash and (iii) 111,550 common shares of the Company, no par value, with a value of $6.90 per share (the "Settlement Shares"), then the Company shall be deemed to have paid the entire Principal (as defined in the Note) and Interest (as defined in the Note) of the Note in full, the Company shall have no further obligations under the Note and the Note shall be deemed to be satisfied.

The Note Settlement Agreement includes customary representations, warranties and covenants by the Company and Note Investor for an agreement of its type. Additionally, both the Company and Note Investor agreed to a mutual release from any and all claims, demands, causes of action, complaints, agreements, promises (express or implied), contracts, undertakings, covenants, guarantees, grievances, liabilities, damages, rights, obligations, expenses, debts and demands.

The Note Settlement Agreement is more fully detailed in the Company's Current Report on Form 8-K filed with the SEC on December 31, 2025. See the section of this prospectus entitled "Incorporation of Certain Documents by Reference."

This prospectus registered the Settlement Shares issued to the Note Investor pursuant to the Note Settlement Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Securityholders. All net proceeds from the sale of the Shares covered by this prospectus will go to the Selling Securityholders. We expect that the Selling Securityholders will sell its respective Shares as described under "Plan of Distribution".

BUSINESS

Flora Growth Corp. was incorporated on March 13, 2019, under the laws of the Province of Ontario. Flora, which will be rebranded as ZeroStack, is investing in the future of AI infrastructure through strategic ownership in 0G Tokens, which participate in an open and decentralized AI network.

We also operate as a global pharmaceutical distributor through our wholly owned subsidiary Phatebo. Based in Germany, Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods and medical products to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others. Phatebo is focused on distributing pharmaceutical products within 28 countries globally, primarily in Europe, but also with sales to Asia, Latin America, and North America. On September 20, 2025, we entered into an agreement for the disposition of certain components of our existing hemp and cannabis business, as described below under the header "Agreement to Sell Legacy Hemp and Cannabis Business."

Development Overview

In May 2021, the Company completed its initial public offering ("IPO") of its common shares and commenced trading on Nasdaq under the ticker symbol "FLGC."

Since our IPO, Flora has acquired 100% of the outstanding equity interests in Phatebo, a multi-national operator in the pharmaceutical industries, with principal operations in Germany, divested our legacy hemp and cannabis business, as described below, and in early 2025 following a due diligence process, we began implementing an expansion strategy focused on identifying and pursuing complementary growth opportunities within the global digital asset market.

Recent Developments

Cryptocurrency Treasury Strategy and Offerings

On May 2, 2025, the Company, entered into the May 2025 Securities Purchase Agreement with the May 2025 Investors in connection with the issuance and sale by the Company to the May 2025 Investors via the May 2025 Private Placement of an aggregate of 80,340 common shares of the Company, no par value per share at a purchase price of $11.70 per share and 18,642 Pre-funded Warrants of the Company at a purchase price of $11.6961 per warrant each to purchase one Pre-funded Warrant Share which was immediately exercisable and expire when exercised in full, at an exercise price of $0.0039 per share.

The net proceeds from the sale of the common shares and Pre-funded Warrants were approximately $1,100,000 after deducting estimated expenses relating to the May 2025 Private Placement. The Company used $0.4 million of the net proceeds from the May 2025 Private Placement to purchase Solana, $0.4 million of the net proceeds from the May 2025 Private Placement to purchase Ethereum, $0.1 million of the net proceeds from the May 2025 Private Placement to purchase Sui, $0.1 million of the net proceeds from the May 2025 Private Placement to purchase Ripple, and the balance of the net proceeds from the May 2025 Private Placement for general corporate and working capital purposes and to pay any fees and expenses in connection with the issuance of the common shares and the Pre-funded Warrants.

On September 19, 2025, the Company entered into the Cash Securities Purchase Agreement with certain Cash Investors in connection with the issuance and sale by the Company to the Cash Investors via the Cash Private Placement of an aggregate of 116,340 Cash Common Shares, at a purchase price of $25.19 per share and 419,975 Cash Pre-funded Warrants at a purchase price of $25.1899 per warrant each to purchase one Cash Pre-funded Warrant Share which shall expire when exercised in full, at an exercise price of $0.0001 per share. Each common share and Cash Pre-funded Warrant issued in the Cash Private Placement was bundled with 0.2 of a Cash Common Warrant. Each Cash Common Warrant shall be exercisable for one Cash Warrant Share for 1,825 calendar days after shareholder approval at an exercise price of $25.19.

On September 26, 2025, an aggregate of 116,340 common shares, 412,037 Cash Pre-funded Warrants and 105,666 Cash Common Warrants were issued.

On October 9, 2025, the final 7,938 Cash Pre-funded Warrants and 1,586 Cash Common Warrants that were part of the Cash Private Placement were issued for total proceeds of $0.2 million.

On October 9, 2025, in connection with the second closing of the Cash Private Placement, we issued the remaining 5,954,743 Cash Pre-funded Warrants to Daniel Reis-Faria, the Company's Chief Executive Officer, in exchange for 50,000,000 0G Tokens.

The net proceeds from the sale of the Cash Common Shares and Cash Pre-funded Warrants were approximately $13,660,000 after deducting estimated expenses relating to the Cash Private Placement. The Company intends to use the net proceeds of the sale of the Cash Common Shares and Cash Pre-funded Warrants to further the Company's new digital asset treasury strategy linked to  0G, and to explore and expand the use of the native AI functionality of the 0G Token to enhance the business of the Company and the balance of the net proceeds will be used for general corporate and working capital purposes.

On September 19, 2025, the Company also entered into the Token Securities Purchase Agreement with the Token Investors in connection with the issuance and sale by the Company to the Token Investors via the Token Private Placement of an aggregate of 8,546,955 Token Pre-funded Warrants at a purchase price of $25.1899 per warrant each to purchase one Token Pre-funded Warrant Share which shall be exercisable upon shareholder approval and expire when exercised in full, at an exercise price of $0.0001 per share. The purchase price of each Token Pre-funded Warrant shall be paid in the form of Tokens, with each token having a deemed value of $3.00 in accordance with the valuation mutually agreed upon by the Company and the Token Investors. The initial closing of the Token Private Placement occurred on September 26, 2025.

In connection with the Token Private Placement, the Company received 71,766,135 Tokens. Such Tokens, when converted into cash, have a deemed value of approximately $215,298,405, based upon the agreed upon value of $3 per Token. The Company intends to use the Tokens received as consideration for the sale of the Token Pre-funded Warrants to further the Company's new digital asset treasury strategy linked to the Tokens, and to explore and expand the use of the native AI functionality of the Token to enhance the business of the Company and the balance of the net proceeds will be used for general corporate and working capital purposes.

On September 19, 2025, the Company also entered into the Note Securities Purchase Agreement with the Note Investor in connection with the issuance by the Company to the Note Investor via the Note Private Placement of the Note in an aggregate original principal amount of 95,333.3333333333 Solana.

The Note accrues interest payable in Solana at a rate of eight percent (8.0%) per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning September 30, 2025. At the option of the Company, with respect to any Interest Payment Date through and including September 30, 2026, accrued interest for the applicable period can be payable in-kind by capitalizing and adding such accrued interest to the outstanding Solana principal amount. Upon shareholder approval at the Shareholder Meeting, the Note and accrued and unpaid interest are convertible into the Note Shares at a conversion ratio of the U.S. Dollar Value (as defined in the Note) of Solana divided by $33.34. The Note matures in five years from issuance, but the holder can demand full prepayment during two 60-day windows after the 1st and 2nd anniversaries of issuance. The Solana is locked under the Note and will unlock equally each month in November 2025 through January 2028. Once unlocked, it can be sold.

On October 24, 2025, in connection with the Note Private Placement, the Company received 95,333.3333 Solana. The Company intends to use the Solana from the issuance of the Note to further the Company's new digital asset treasury strategy.

On September 19, 2025, the Company also entered into the Loan Agreement between the Company and Zero Gravity, pursuant to which the Company agreed to borrow Tokens from Zero Gravity and agreed to issue to Zero Gravity 1,786,423 Loan Agreement Warrants each to purchase one common share at an exercise price of $0.01 per share.

On September 22, 2025, the Company, entered into the Zero Gravity Securities Purchase Agreement with Zero Gravity for the issuance of the Zero Gravity Convertible Note that will replace the Loan Agreement and Loan Agreement Warrants, subject to closing as described below.

Pursuant to the Zero Gravity Securities Purchase Agreement, in the event that the Zero Gravity Convertible Note is not issued on or prior to the Outside Date, the Zero Gravity Securities Purchase Agreement, and the Zero Gravity Convertible Note shall be automatically cancelled and terminated in their entirety with no further action from either Party. Upon occurrence of the Early Termination, the Loan Agreement and Loan Agreement Warrants shall remain in full force and effect with an effective date of September 19, 2025. In the event that the Zero Gravity Convertible Note is issued on or prior to the Outside Date, then the Prior Loan Documents shall be automatically cancelled and terminated in their entirety.

Pursuant to the Zero Gravity Convertible Note, in connection with the issuance by the Company to Zero Gravity via the Zero Gravity Private Placement of an unsecured convertible note in an aggregate original principal amount of 50,000,000 Tokens. Closing of the Zero Gravity Private Placement occurred on October 23, 2025.

The Zero Gravity Convertible Note accrues interest payable in Tokens at a rate of eight percent (8.0%) per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, beginning September 30, 2025 (each such date, an "Interest Payment Date"). At the option of the Company, with respect to any Interest Payment Date through and including September 30, 2026, accrued interest for the applicable period can be payable in-kind by capitalizing and adding such accrued interest to the outstanding Token principal amount. Upon shareholder approval at the Shareholder Meeting, the Zero Gravity Convertible Note and accrued and unpaid interest are convertible into the Zero Gravity Note Shares at a conversion ratio of the U.S. Dollar Value (as defined in the Zero Gravity Convertible Note) of Tokens divided by $33.34, subject to updates in accordance with the terms of the Zero Gravity Convertible Note.

On October 23, 2025, in connection with the Zero Gravity Private Placement, the Company received 50,000,000 Tokens. The Company intends to use the Tokens from the issuance of the Zero Gravity Convertible Note to further the Company's new digital asset treasury strategy.

The Company's Executive Chairman of the Board, Michael Heinrich, is the Chief Executive Officer of Zero Gravity.

The Company intends to use the net proceeds from the Cryptocurrency Offering to further the Company's new digital asset treasury strategy linked to 0G Tokens, and to explore and expand the use of the native AI functionality of the 0G Token to enhance the business of the Company and the balance of the net proceeds will be used for general corporate and working capital purposes.

In connection with the Cryptocurrency Offering, on October 1, 2025, Mr. Clifford Starke resigned as a director and the Chief Executive Officer of the Company (but remained a consultant to the Company) and Mr. Sammy Dorf resigned as the Executive Chairman of the Company.  On October 1, 2025, the Board appointed Mr. Daniel Reis-Faria and Michael Heinrich as non-independent directors of the Board, and in connection with their appointments to the Board, Mr. Reis-Faria, was also appointed as the Chief Executive Officer of the Company and Mr. Heinrich was also appointed as Executive Chairman effective October 1, 2025.

On December 19, 2025, we entered into a Separation Agreement and General Release of Claims with Clifford Starke, the former Chief Executive Officer of the Company and consultant, pursuant to which the parties agree that Mr. Starke's employment was terminated effective December 19, 2025 and that the parties settled all claims Mr. Starke has or might have against the Company.

On December 29, 2025, we entered into the Note Settlement Agreement with the Note Investor pursuant to which the Note was settled. The Note Settlement Agreement provides that upon payment by the us to the Note Investor on or before January 6, 2026 of: (i) 96,161.907647528 Solana, (ii) $1,750,000 in cash and (iii) 111,550 common shares of the Company, no par value, with a value of $6.90 per share, then the Company shall be deemed to have paid the entire Principal (as defined in the Note) and Interest (as defined in the Note) of the Note in full, the Company shall have no further obligations under the Note and the Note shall be deemed to be satisfied.

On January 6, 2026, the Board unanimously approved by written consent the appointment of Mr. Larry Zeifman as a director of the Company, as a member of the Audit Committee, as a member of the compensation committee of the Board, as a member of the nominating and corporate governance committee of the Board and as Chair of the Audit Committee.

Agreement to Sell Legacy Hemp and Cannabis Business

On September 20, 2025, we entered into an Equity Transfer and Debt Repayment Agreement (the "Equity Transfer and Debt Repayment Agreement") by and among the Company, Flora Growth US Holdings Corp., a Delaware Company and wholly-owned subsidiary of the Company ("US Holdings," and together with the Company, "Transferor"), Flora Growth US Holdings LLC, a Florida limited liability company ("Lender"), and each of the noteholders of Company set forth on the signatures pages of the Equity Transfer and Debt Repayment Agreement under the heading "Noteholders" (each, a "Noteholder," and collectively, the "Noteholders").

Under the terms of the Equity Transfer and Debt Repayment Agreement, the Transferor has agreed to transfer to Lender, and Lender has agreed to accept from the Transferor as satisfaction in full of its balance receivable under the promissory notes issued by the Company to such Noteholders on January 30, 2025 (the "Notes"), 100% of the issued and outstanding equity interests of the following direct and indirect wholly-owned subsidiaries, which collectively comprise the Company's legacy hemp and cannabis business: (i) Australian Vaporizers Pty LTD, an Australian limited company; (ii) Vessel Brand Canada Inc., a Canadian corporation; (iii) Klokken Aarhus Inc., a Canadian corporation; (iv) Rangers Pharmaceuticals A/S, a Danish stock-based corporation; (v) TruHC Pharma GmbH, a German limited company; (vi) Vessel Brand Inc., a Delaware corporation; (vii) High Roller Private Label LLC, a Florida limited liability company; (viii) Just Brands LLC; a Florida limited liability company; (ix) Just Brands FL LLC, a Florida limited liability company; (x) Just Brands International LTD, a United Kingdom limited company; and (xi) United Beverage Distribution Inc., a South Dakota corporation (collectively, the "Transferred Interests").

Under the terms of the Equity Transfer and Debt Repayment Agreement, prior to the transfer of the Transferred Interests, the Noteholders have agreed to contribute the Notes to Lender in exchange for membership interests in Lender, with such membership interests to be issued to the Noteholders pro rata in accordance with their respective share of the outstanding balance under the Notes.

The closing of the transfer of the Transferred Interests, and the contemporaneous repayment of the outstanding balance of the Notes, occurred on September 26, 2025.

Business Strategy

Our business strategy is built on two core pillars: Digital Assets and Commercial & Wholesale.

Digital Assets

As described above, in early 2025 following a due diligence process, we began implementing an expansion strategy focused on identifying and pursuing complementary growth opportunities within the global digital asset market.

Overview

The treasury segment executes and manages the Company's treasury policy with the purpose of purchasing, holding and compounding our digital asset holdings through revenue-accretive staking activities.

The objective for our digital asset treasury strategy in the near-term is to accumulate 0G for the purpose of increasing our treasury holdings and increasing shareholder value. We intend to hold 0G for the long-term and expect to continue to accumulate 0G. As of September 30, 2025, our digital asset holdings consisted of 0G and Bitcoin.

Overview of the Cryptocurrency Industry and Market

Cryptocurrency refers to digital assets that are issued by and transmitted through an open-source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. These networks host public transaction ledgers, known as blockchains, on which cryptocurrency holdings and all validated transactions that have ever taken place on the cryptocurrency's network are recorded. Balances of cryptocurrency are stored in individual "wallet" functions, which associate network public addresses with one or more "private keys" that control the transfer of the cryptocurrency. The blockchain can be updated without any single entity owning or operating the network.

There are numerous digital assets and many entities, including consortia and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the bitcoin network. For example, in late 2022, the Ethereum network transitioned to a "proof-of-stake" mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets include "stablecoins," which are designed to maintain a peg to a reference price because of their issuers' promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. Notably, the United States has recently enacted the Guiding and Establishing National Innovation for U.S. Stablecoins Act of 2025 Act (the "GENIUS Act"), marking a significant milestone in the establishment of a clear regulatory framework for stablecoins. We believe increased global regulatory clarity will result in increased conviction in stablecoins by consumers and enterprises alike, which will drive adoption of stablecoins as digital currencies.

Cryptocurrency Industry Participants

The primary cryptocurrency industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners. Miners range from cryptocurrency enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine cryptocurrency blocks.

Investors and Traders. Cryptocurrency investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell cryptocurrency or cryptocurrency-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products ("ETPs") on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represents the first time the SEC has approved the listing and trading of ETPs that acquire, hold and sell cryptocurrency directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to cryptocurrency through traditional brokerage accounts.

Digital Asset Exchanges. Digital asset exchanges provide trading venues for purchases and sales of cryptocurrency in exchange for fiat or other digital assets. Cryptocurrency can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on cryptocurrency trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for cryptocurrency also exist. The value of a cryptocurrency within the market is determined, in part, by the supply of and demand for the cryptocurrency in the global cryptocurrency market, market expectations for the adoption of the cryptocurrency as a store of value, the number of merchants that accept the cryptocurrency as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers. Service providers offer a multitude of services to other participants in the cryptocurrency industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by cryptocurrency collateral, and financial advisory services. If adoption of a cryptocurrency network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for such cryptocurrency network.

Our Treasury Strategy

We have adopted a treasury strategy under which the principal holding in our treasury reserve on the balance sheet will be allocated to cryptocurrency, and specifically a long-term strategy of holding 0G and/or other blockchain-linked cryptocurrencies. Additionally, we intend to monitor ongoing developments in the regulatory environment around cryptocurrencies, including pending federal legislation, and may modify or expand our treasury strategy to the extent we determine compliant with federal rules and regulations and not giving rise to a requirement that the Company register as an investment company under the Investment Company Act. Although we believe that 0G and the blockchain-linked cryptocurrencies in which we have invested or may invest are based on proven blockchain technology and supported by established infrastructure pertaining to custody and transacting in such cryptocurrencies, our cryptocurrency treasury strategy will be subject to the risks described in Part II, Item 1A of our Form 10-Q for the quarterly period ended September 30, 2025 titled "Risk Factors" under the heading "Risks Related to Investing in Cryptocurrency".

Our Decision to Adopt a Cryptocurrency Strategy

Our Board and senior management have been examining potential uses of cash, including acquisitions of cryptocurrency. After studying various alternatives, we decided that investing in cryptocurrency is currently a better business strategy. Cryptocurrency, which are digital assets that are issued by and transmitted through an open source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes, will be our principal treasury holding on an ongoing basis, subject to market conditions and our anticipated cash needs. Specifically, we expect that a significant amount of the holdings in our treasury reserve will consist of 0G and/or other cryptocurrencies that are intrinsically linked to a blockchain system, and the value of which is derived from or is reasonably expected to be derived from the use of the blockchain system. As we embark on our new acquisition strategy, our Board intends to proactively evaluate our use of cash, ensuring we maintain adequate working capital.

Other than acquiring cryptocurrency with our liquid assets that exceed working capital requirements, our cryptocurrency treasury strategy may also involve issuing debt or equity securities or engaging in other capital raising transactions with the objective of using a significant portion of the proceeds to purchase cryptocurrency from time to time, subject to market conditions. We view cryptocurrency potentially as a core holding and expect to accumulate cryptocurrency following this offering. We have not set any specific target for the amount of cryptocurrency we seek to hold, although under the treasury strategy we intend to adopt we will maintain a significant amount of our holdings in 0G and/or other blockchain-linked cryptocurrencies. We will continue to monitor market conditions in determining whether to engage in financings to purchase additional cryptocurrency. This overall strategy also contemplates that we may (i) periodically sell cryptocurrency for general corporate purposes, including to generate cash for treasury management (which may include debt repayment or the repurchase of our securities, if appropriate at such time), for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our cryptocurrency holdings, and (iii) pursue strategies to create income streams or otherwise generate funds using our cryptocurrency holdings. While we intend to refine and formally adopt a treasury strategy as soon as practicable, at this time, we do not have a specific policy governing the percentage of our treasury holdings that will be any particular cryptocurrency.

Digital Asset Treasury Policy

We intend to establish a digital assets treasury policy (the "Digital Assets Policy") which will assist in developing and managing our cryptocurrency treasury strategy. The Digital Assets Policy be approved by the Board and reviewed on a quarterly basis.

Custody

Our cryptocurrency will be held offline in cold storage with one or more third-party qualified custodians. Digital assets like cryptocurrency depend on private keys to retrieve and transfer funds.

We plan to hold our cryptocurrency in custody accounts at either a U.S.-based, institutional-grade custodian that has demonstrated a record of regulatory compliance and information security or offshore third party managed custody accounts, which the Company will control. As we further execute on our strategy, we may expand our holdings to multiple similar custodians. However, as of the date of this prospectus, we have entered into custodian agreements with BitGo, Inc. and Kraken (legally named Payward, Inc.). In the event that we are not able to maintain such a custodial arrangement prior to or shortly following the consummation of the offering, the development and implementation of our treasury strategy would be interrupted, which could cause a material adverse effect on our business, prospects, and market price of our common shares. If we are not able to maintain our custodial agreements prior to or shortly following the consummation of the offering, we will maintain the net proceeds from this offering that we intend to use to purchase cryptocurrency as cash deposits or cash management instruments, such as U.S. government securities or money market mutual funds until such time that we enter into a custodial arrangement for our cryptocurrency holdings.

Competition

Our digital asset treasury strategy segment operates in a highly competitive and ever-changing cryptoeconomy and faces significant competition, ranging from larger digital asset treasury companies, digital asset trading platforms, and validator peers. The cryptoeconomy is continuously expanding, and we expect to face competition from new entrants in the future as the adoption of digital assets continues to grow.

Commercial and Wholesale

Our Commercial and Wholesale pillar encompasses the distribution of pharmaceutical products to international markets. This pillar is anchored by Flora's wholly owned subsidiary, Phatebo, a multi-national operator in pharmaceutical distribution, with principal operations in Germany.

Phatebo is a wholesale pharmaceutical distribution company with import and export capabilities of a wide range of pharmaceutical goods to treat a variety of health indications, including drugs related to cancer therapies, ADHD, multiple sclerosis and anti-depressants, among others.

Sales, Marketing, and Distribution

Within Phatebo, our products are primarily focused on sales to wholesale partners and are concentrated in Europe.

Regulatory

Flora has obtained the licenses to operate on a global scale including required governmental approvals, licenses and permits. A summary of such governmental approvals, licenses and permits are set forth below.

Government Regulation of Cryptocurrency

The laws and regulations applicable to cryptocurrency and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (the "CFTC"), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of cryptocurrency, the markets for cryptocurrency in general, and our activities in particular, our business and our cryptocurrency acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our cryptocurrency strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a "commodity" under the Commodities Exchange Act of 1936, as amended (the "CEA"). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a "security" under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin to be a security under the federal securities laws, and the approval of the spot bitcoin ETPs support this view. However, such statements are not official policy statements by the SEC and reflect only the speakers' views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, because transactions in cryptocurrency provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of cryptocurrency and cryptocurrency platforms, and there is the possibility that law enforcement agencies could close cryptocurrency platforms or other cryptocurrency-related infrastructure with little or no notice and prevent users from accessing or retrieving cryptocurrency held via such platforms or infrastructure. For example, in her January 2021 nomination hearing before the Senate Finance Committee, Treasury Secretary Janet Yellen noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. The Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals.

As noted above, activities involving cryptocurrency and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On March 9, 2022, former President Biden signed an executive order relating to cryptocurrencies. While the executive order did not mandate the adoption of any specific regulations, it instructed various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. CBDC. On September 16, 2022, the White House released a framework for digital asset development, based on reports from various government agencies, including the U.S. Department of Treasury, the Department of Justice, and the Department of Commerce. Among other things, the framework encourages regulators to pursue enforcement actions, issue guidance and rules to address current and emergent risks, support the development and use of innovative technologies by payment providers to increase access to instant payments, consider creating a federal framework to regulate nonbank payment providers, and evaluate whether to call upon Congress to amend the Bank Secrecy Act and laws against unlicensed money transmission to apply explicitly to digital asset service providers.

There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. In particular, on July 17, 2025, the Digital Asset Market Clarity Act (the "CLARITY Act") was passed by the U.S. House of Representatives with bipartisan support and will now be delivered to the Senate for consideration. The CLARITY Act provides a regulatory framework for digital assets by clarifying the roles of the SEC and CFTC in oversight of various digital assets and transactions in digital assets. The CLARITY Act defines several categories of digital assets: digital commodities and permitted payment stablecoins, which would be subject to the jurisdiction of the CFTC, and excluded digital commodities, such as securities, which would be subject to the jurisdiction of the SEC.

Human Capital Resources

As of January 2, 2026, we had a total of 21 employees, all of whom were full-time. A total of 6 of our employees and consultants were based in North America, in the United States and Canada and 15 of our employees and consultants were based internationally in Germany.

To our knowledge, none of our employees are represented by a labor organization or are a party to any collective bargaining arrangement. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Additional Information

Our website is at www.floragrowth.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, are available at www.sec.gov/edgar. Our website address is included in this registration statement only as an inactive textual reference. Information contained on, or available through, our website is not incorporated by reference in, or made a part of, this registration statement.

SELLING SECURITYHOLDERS

We are registering the Shares in connection with the Cash Securities Purchase Agreements, certain Token Securities Purchase Agreements and the Note Settlement Agreement in order to permit the selling securityholders named in the table below (the "Selling Securityholders") to offer the Shares for resale from time to time.

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of common shares by the Selling Securityholders. The second column lists the total number of common shares beneficially owned by the Selling Securityholder, based on its ownership of the Company's securities, including common shares and securities beneficially owned prior to signing the Securities Purchase Agreements. The third column lists the percentage ownership of common shares beneficially held as of January 2, 2026. The percentage ownership in the table below is based on 1,045,604 common shares outstanding as of January 2, 2026.

The fourth column lists the Shares being offered by this prospectus by each of the Selling Securityholders.

The fifth column assumes the sale of all of the Shares offered by the Selling Securityholders to third parties pursuant to this prospectus without giving effect to any beneficial ownership limitations in the warrants beneficially owned by the Selling Securityholders and the sixth column lists the percentage ownership of common shares beneficially held by the Selling Securityholder assuming the sale of all of the Shares offered by the Selling Securityholder to third parties pursuant to this prospectus without giving effect to any beneficial ownership limitations in the warrants beneficially owned by the Selling Securityholders.

The Selling Securityholder may sell all, some or none of its Shares in this offering. See "Plan of Distribution."

Name of Selling Securityholder	Number of Common Shares Beneficially Owned Prior to This Offering	Percentage of Outstanding Common Shares Beneficially Owned Prior to This Offering	Maximum Number of Common Shares to be Sold Pursuant to this Offering	Number of Common Shares Owned After this Offering	Percentage of Outstanding Common Shares Beneficially Owned After this Offering
Charles Odei (1)	237	0.02%	237	-	0%

Starchain Ventures, A Series of Decile Start Fund, LP (2)	6,032	0.58%	6,032	-	0%

Atma Investments LLC (3)	71,455	6.83%	71,455	-	0%

CSAPL (Singapore) Holdings Pte Ltd (4)	684,793	65.49%	684,793	-	0%

Lucie Weinberg (5)	4,762	0.46%	4,762	-	0%

North Rock Digital LLP (6)	4,762	0.46%	4,762	-	0%

Hexstone Capital LLC (7)	47,637	4.56%	47,637	-	0%

Udit Jain (8)	6,456	0.62%	6,456	-	0%

Iroquois Capital Investment Group, LLC. (9)	11,269	1.08%	7,144	4,125	0.39%

Iroquois Master Fund, Ltd. (10)	8,137	0.78%	4,762	3,375	0.32%

Pinz Capital Special Opportunities Fund LP (11)	11,908	1.14%	11,908	-	0%

Jack Hustins (12)	237	0.02%	237	-	0%

Orthogonal Thinker Inc. (13)	4,762	0.46%	4,762	-	0%

DeFi Development Corp. (14)	111,550	10.67%	111,550	-	0%

(1) Charles Odei has voting and investment power with respect to 237 common shares, consisting of (i) 198 Cash Pre-funded Warrant Shares and (ii) 39 Cash Warrant Shares, held directly by, and registered in the name of Charles Odei. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Charles Odei does not beneficially own any other common shares or convertible securities. Charles Odei disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. The principal address of Charles Odei is 84 Williams Avenue, Jersey City, NJ 07304.

(2) Starchain Ventures, A Series of Decile Start Fund, LP has voting and investment power with respect to 6,032 common shares, consisting of (i) 3,969 Cash Common Shares, (ii) 793 Cash Warrant Shares and (iii) 1,270 Token Pre-funded Warrant Shares, held directly by, and registered in the name of Starchain Ventures, A Series of Decile Start Fund, LP. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants, Cash Common Warrants and Token Pre-funded Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants, Cash Common Warrants, Token Pre-funded Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Starchain Ventures, A Series of Decile Start Fund, LP does not beneficially own any other common shares or convertible securities. Starchain Ventures, A Series of Decile Start Fund, LP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Starchain Ventures, A Series of Decile Start Fund, LP is 575 Lexington Avenue, Floor 14, New York, NY 10022.

(3) Atma Investments LLC has voting and investment power with respect to 71,455 common shares, consisting of (i) 42,608 Cash Common Shares, (ii) 16,939 Cash Pre-funded Warrant Shares and (iii) 11,908 Cash Warrant Shares, held directly by, and registered in the name of Atma Investments LLC. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 9.99% of the outstanding common shares of the Company. Atma Investments LLC does not beneficially own any other common shares or convertible securities. Atma Investments LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Atma Investments LLC is 1537 Bull Lea Road, Lexington, KY 40511.

(4) CSAPL (Singapore) Holdings Pte Ltd has voting and investment power with respect to 684,793 common shares, consisting of (i) 69,763 Cash Common Shares, (ii), 327,219 Cash Pre-Funded Warrant Shares, (iii) 79,395 Cash Warrant Shares and (iv) 208,416 Token Pre-funded Warrant Shares, held directly by, and registered in the name of CSAPL (Singapore) Holdings Pte Ltd. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants, Cash Common Warrants and Token Pre-funded Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants, Cash Common Warrants, Token Pre-funded Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 9.99% of the outstanding common shares of the Company. CSAPL (Singapore) Holdings Pte Ltd does not beneficially own any other common shares or convertible securities. CSAPL (Singapore) Holdings Pte Ltd disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of CSAPL (Singapore) Holdings Pte Ltd is 24 Cairnhill Road, Singapore, 229654.

(5) Lucie Weinberg has voting and investment power with respect to 4,762 common shares, consisting of (i) 3,969 Cash Pre-funded Warrant Shares and (ii) 793 Cash Warrant Shares, held directly by, and registered in the name of Lucie Weinberg. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Lucie Weinberg does not beneficially own any other common shares or convertible securities. Lucie Weinberg disclaims beneficial ownership of such shares except to the extent of her pecuniary interest, if any, in such shares. The principal address of Lucie Weinberg is 418 Spring Gate Blvd, Thornhill, ON, L4J4K6. Canada.

(6) North Rock Digital, LP has voting and investment power with respect to 4,762 common shares, consisting of (i) 3,969 Cash Pre-funded Warrant Shares and (ii) 793 Cash Warrant Shares, held directly by, and registered in the name of North Rock Digital, LP. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. North Rock Digital, LP does not beneficially own any other common shares or convertible securities. North Rock Digital, LP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of North Rock Digital, LP is 1095 Calle Wilson PH-2 Puerta del Condado Condominium San Juan, PR 00907.

(7) Hexstone Management, LLC, the manager of Hexstone Capital LLC has voting and investment power with respect to 47,637 common shares, consisting of (i) 39,698 Cash Pre-funded Warrant Shares and (ii) 7,939 Cash Warrant Shares, held directly by, and registered in the name of Hexstone Capital LLC. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Hexstone Capital LLC does not beneficially own any other common shares or convertible securities. Hexstone Capital LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Hexstone Capital LLC is 3053 Fillmore St., Suite 303, San Francisco, CA 94123.

(8) Udit Jain has voting and investment power with respect to 6,456 common shares, consisting of (i) 3,969 Cash Pre-Funded Warrant Shares, (iii) 793 Cash Warrant Shares and (iv) 1,694 Token Pre-funded Warrant Shares, held directly by, and registered in the name of Udit Jain. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants, Cash Common Warrants and Token Pre-funded Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants, Cash Common Warrants, Token Pre-funded Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Udit Jain does not beneficially own any other common shares or convertible securities. Udit Jain disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. The principal address of Udit Jain is 548 Market St. PMB 33721, San Francisco, CA, 94104-5401.

(9) Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC.  Iroquois Capital Investment Group, LLC has voting and investment power with respect to 11,269 common shares, consisting of (i) 4,125 common shares, (ii) 5,954 Cash Pre-funded Warrant Shares and (iii) 1,190 Cash Warrant Shares, held directly by, and registered in the name of Iroquois Capital Investment Group, LLC. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Iroquois Capital Investment Group, LLC does not beneficially own any other common shares or convertible securities. Iroquois Capital Investment Group, LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Iroquois Capital Investment Group, LLC is 2 Overhill Road, Suite 400, Scarsdale NY, 10583.

(10) Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. Iroquois Master Fund, Ltd. has voting and investment power with respect to 8,137 common shares, consisting of (i) 3,375 common shares, (ii) 3,969 Cash Pre-funded Warrant Shares and (iii) 793 Cash Warrant Shares, held directly by, and registered in the name of Iroquois Master Fund, Ltd. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Iroquois Master Fund, Ltd. does not beneficially own any other common shares or convertible securities. Iroquois Master Fund, Ltd. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Iroquois Master Fund, Ltd. is 2 Overhill Road, Suite 400, Scarsdale NY, 10583.

(11) Pinz Capital Special Opportunities Fund LP has voting and investment power with respect to 11,908 common shares, consisting of (i) 9,924 Cash Pre-funded Warrant Shares and (ii) 1,984 Cash Warrant Shares, held directly by, and registered in the name of Pinz Capital Special Opportunities Fund LP. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Pinz Capital Special Opportunities Fund LP does not beneficially own any other common shares or convertible securities. Pinz Capital Special Opportunities Fund LP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Pinz Capital Special Opportunities Fund LP is 27 Hospital Road George Town, Grand Cayman, KY1-9008 Cayman Islands 98-141523.

(12) Jack Hustins has voting and investment power with respect to 237 common shares, consisting of (i) 198 Cash Pre-funded Warrant Shares and (ii) 39 Cash Warrant Shares, held directly by, and registered in the name of Jack Hustins. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Jack Hustins does not beneficially own any other common shares or convertible securities. Jack Hustins disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. The principal address of Jack Hustins is 70 Armstrong Court, Apt 205B, Halifax, Nova Scotia, Canada.

(13) Orthogonal Thinker Inc. has voting and investment power with respect to 4,762 common shares, consisting of (i) 3,969 Cash Pre-funded Warrant Shares and (ii) 793 Cash Warrant Shares, held directly by, and registered in the name of Orthogonal Thinker Inc. The common shares shown to be beneficially owned before this offering does not give effect to a blocker provision in the Cash Pre-funded Warrants and Cash Common Warrants under which the holder does not have the right to exercise the Cash Pre-funded Warrants or Cash Common Warrants to the extent (but only to the extent) that such exercise would result in beneficially ownership by the holder thereof, together with the holder's affiliates, any other persons acting as a group with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding common shares of the Company. Orthogonal Thinker Inc. does not beneficially own any other common shares or convertible securities. Orthogonal Thinker Inc. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest, if any, in such shares. The principal address of Orthogonal Thinker Inc. is 1215 S. Kihei Rd. Suite O #424, Kihei, HI 96753.

(14) DeFi Development Corp. has voting and investment power with respect to 115,500 Settlement Shares, held directly by, and registered in the name of DeFi Development Corp. The principal address of DeFi Development Corp.  is 6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  settlement of short sales;
  in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
  a combination of any such methods of sale; or
  any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Securityholders' selling costs incurred pursuant to any available method provided hereunder for selling securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fogler, Rubinoff LLP.

EXPERTS

The Company's consolidated financial statements as of and for the fiscal year ended December 31, 2024 included in this prospectus have been audited by Davidson & Company LLP, PCAOB ID: 731 ("Davidson"), an independent registered public accounting firm, as set forth in their report thereon. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Davidson is independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the PCAOB on auditor independence. Davidson's headquarters are located at Suite 1200-609 Granville Street, Vancouver, BC V7Y 1G6 Canada.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Province of Ontario. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov/edgar.

We make available free of charge on or through our website, www.floragrowth.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our website, www.floragrowth.com.

Information contained on or accessible through our website is not incorporated by reference in this prospectus and does not constitute a part hereof.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as "furnished" rather than filed) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering:

  our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 24, 2025;
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2025 filed with the SEC on May 13, 2025;
  our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025 filed with the SEC on August 1, 2025;
  our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2025 filed with the SEC on November 5, 2025;
  our Definitive Proxy Statement on Form DEF 14A filed with the SEC on May 6, 2025;
  our Definitive Proxy Statement on Form DEF 14A filed with the SEC on November 4, 2025;
  our Current Reports on Form 8-K filed with the SEC on February 5, 2025, February 28, 2025 and May 2, 2025, August 4, 2025, August 27, 2025, September 23, 2025, September 23, 2025, September 29, 2025, October 10, 2025, November 28, 2025, December 22, 2025, December 23, 2025, December 31, 2025 and January 6, 2026;
  the Company's Registration Statement on Form 8-A filed with the SEC on May 10, 2021, in which there is described the terms, rights and provisions applicable to the shares of the Company's common shares, including any amendment or report filed for the purpose of updating such description, including the description of common shares filed as Exhibit 2.1 to the Company's Form 20-F for the year ended December 31, 2021.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as "furnished" rather than filed) shall also be deemed to be incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: 3230 W. Commercial Boulevard, Suite 180, Fort Lauderdale, Florida 33309, Attention: Dany Vaiman, Chief Financial Officer or made by phone at +(954) 842-4989. You may also access the documents incorporated by reference in this prospectus through our website at www.floragrowth.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

FLORA GROWTH CORP.

966,497

Common Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, if any) expected to be incurred by us in connection with the offering of securities registered under this registration statement.

SEC Registration Fee	$884.26
Legal Fees and Expenses	40,000
Accounting Fees and Expenses	10,000
Total	50,884.26

Item 15. Indemnification of Directors and Officers

In accordance with the Business Corporations Act (Ontario) and pursuant to the bylaws of the Company, subject to certain conditions, the Company shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. We may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below. Indemnification is prohibited unless the individual:

  Acted honestly and in good faith with a view to our best interests;
  In the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and
  Was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Item 16. Exhibits

Exhibit Number	Description

4.1	Description of Common Shares (incorporated by reference to Exhibit 2.1 of Flora's Form 20-F filed with the SEC on May 9, 2022).

4.2	Form of Unit Warrant (incorporated by reference to Exhibit 4.5 of Flora's Form F-1, filed with the SEC on November 16, 2021).

4.3	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 of Flora's Form 6-K, filed with the SEC on December 13, 2022).

4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of Flora's Form 6-K, filed with the SEC on December 13, 2022).

4.5	Form of Investor Warrant (incorporated by reference to Exhibit 4.1 of Flora's Form 8-K filed with the SEC on September 21, 2023).

4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of Flora's Form 8-K filed with the SEC on September 21, 2023).

4.7	Form of Warrant Amendment (incorporated by reference to Exhibit 10.3 of Flora's Form 8-K filed with the SEC on September 21, 2023).

4.8	Form of Promissory Note of Flora Growth Corp., dated January 30, 2025 (incorporated by reference to Exhibit 10.2 of Flora's Form 8-K filed with the SEC on February 5, 2025).

4.9	Form of Pre-funded Warrant dated May 2, 2025 (incorporated by reference to Exhibit 4.1 of Flora's Form 8-K filed with the SEC on May 2, 2025).

4.10	Form of Pre-funded Warrant dated September 19, 2025 (incorporated by reference to Exhibit 4.1 of Flora's Form 8-K filed with the SEC on September 23, 2025).

4.11	Form of Common Warrant dated as of September 19, 2025 (incorporated by reference to Exhibit 4.2 of Flora's Form 8-K filed with the SEC on September 23, 2025).

4.12	Form of Convertible Note dated as of September 19, 2025 (incorporated by reference to Exhibit 4.3 of Flora's Form 8-K filed with the SEC on September 23, 2025).

4.13	Form of Convertible Note dated as of September 22, 2025 (incorporated by reference to Exhibit 4.4 of Flora's Form 8-K filed with the SEC on September 23, 2025).

5.1*	Opinion of Fogler, Rubinoff LLP.

23.1*	Consent of Davidson & Company LLP, independent registered certified public accounting firm.

23.2*	Consent of Fogler, Rubinoff LLP (contained in legal opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

107*	Filing Fee Table

__________________________
* Filed herewith.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida, on January 8, 2026.

Flora Growth Corp.

By:	"Daniel Reis-Faria"
Daniel Reis-Faria
Chief Executive Officer (Principal Executive Officer)

By:	"Dany Vaiman"
Dany Vaiman
Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Reis-Faria and Dany Vaiman and each of them such person's true and lawful attorney-in-fact and agent, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

"Daniel Reis-Faria"	Chief Executive Officer and Director	January 8, 2026
Daniel Reis-Faria	(Principal Executive Officer)

"Dany Vaiman"	Chief Financial Officer	January 8, 2026
Dany Vaiman	(Principal Financial and Accounting Officer)

"Michael Heinrich"	Executive Chairman and Director	January 8, 2026
Michael Heinrich

"Edward Woo"	Director	January 8, 2026
Edward Woo

"Manfred Leventhal"	Director	January 8, 2026
Manfred Leventhal

"Larry Zeifman"	Director	January 8, 2026
Larry Zeifman